EXHIBIT 2.2
AMENDMENT TO AGREEMENT AND PLAN OF MERGER
     THIS AMENDMENT dated as of December 8, 2010 (this “Amendment”) to the Agreement and Plan of Merger dated as of April 19, 2010, as amended and restated on May 20, 2010 and as amended on September 1, 2010 (the “Agreement”), among DONEGAL ACQUISITION INC. (“DAI”), DONEGAL FINANCIAL SERVICES CORPORATION (“DFSC”), DONEGAL MUTUAL INSURANCE COMPANY (“DMIC”), DONEGAL GROUP INC. (“DGI”) and UNION NATIONAL FINANCIAL CORPORATION (“UNNF”).
WITNESSETH:
     WHEREAS, DAI, DFSC, DMIC, DGI and UNNF, as permitted by Section 10.3 of the Agreement, desire to amend the Agreement to the extent specified in this Amendment;
     NOW, THEREFORE, DAI, DFSC, DMIC, DGI and UNNF, in consideration of the agreements and covenants contained in this Amendment and in the Agreement and intending to be legally bound hereby, covenant and agree as follows:
     1. Amendment of Section 10.1(c) of the Agreement. Section 10.1(c) of the Agreement is hereby amended and restated so that, as amended and restated, said Section 10.1(c) of the Agreement shall read in its entirety as follows:
“(c) Delay. By DFSC or UNNF, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated on or before 5:00 p.m., Eastern Daylight Time, on March 31, 2011, except to the extent that the failure of the Merger to be consummated by such date shall be due to the failure of the party seeking to terminate pursuant to this Section 10.1(c) to perform or observe the covenants and agreements of such party set forth in this Agreement.”
     2. Ratification of Remainder of the Agreement. Except for the amendment to Section 10.1(c) of the Agreement as set forth in Section 1 of this Amendment, all of the terms and provisions of the Agreement as heretofore amended are hereby ratified and confirmed and shall remain in full force and effect.

     IN WITNESS WHEREOF, DAI, DFSC, DMIC, DGI and UNNF, by their officers thereunto duly authorized, have executed this Amendment as of the day and year first above written.

DONEGAL ACQUISITION INC.		DONEGAL GROUP INC.

By:	/s/ Donald H. Nikolaus	By:	/s/ Donald H. Nikolaus

	Donald H. Nikolaus, President		Donald H. Nikolaus, President

DONEGAL FINANCIAL SERVICES CORPORATION		UNION NATIONAL FINANCIAL CORPORATION

By:	/s/ Donald H. Nikolaus	By:	/s/ Mark D. Gainer

	Donald H. Nikolaus, President		Mark D. Gainer, President

DONEGAL MUTUAL INSURANCE COMPANY

By:	/s/ Donald H. Nikolaus

Donald H. Nikolaus, President

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